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                                                                    EXHIBIT 21.1
                       CATAPULT COMMUNICATIONS CORPORATION
                              LIST OF SUBSIDIARIES



Catapult Communications Limited
a U.K. corporation

Catapult Communications K.K.
a Japanese corporation

Catapult Communications International Limited an Irish corporation

Catapult Communications (China) Limited
a Chinese corporation